Exhibit 99.1

Keurig Green Mountain Announces Fiscal First Quarter 2015 Results

Board of Directors Declares $0.2875 Quarterly Dividend

  Non-GAAP EPS1 of $0.88 and GAAP EPS of $0.82
  Net sales of $1.4 billion, in-line with the prior year period
  Updated fiscal year 2015 outlook includes fiscal year 2015 revenue growth in the mid-single to high-single-digits. Revised annual non-GAAP EPS growth of mid-single digits driven by a greater negative impact from foreign exchange
  Repurchased $81 million of shares in the quarter; $1.1 billion in authorization remaining as of December 27, 2014
  Keurig cold system on track to launch this fall

WATERBURY, Vt.--(BUSINESS WIRE)--February 4, 2015--Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR), a leader in specialty coffee, coffee makers, teas and other beverages with its innovative brewing technology, today announced its business results for the 13 weeks ended December 27, 2014.

“Keurig is pleased to deliver earnings per share in line with our outlook. Revenue came in below our expectations primarily due to a weaker than expected holiday season for brewers, including the effect of the voluntary recall on certain MINI Plus brewers, and greater than expected retailer portion pack inventory reductions. We believe these factors are transitory and, while the impact to the holiday season for our hot platform was disappointing, we remain very enthusiastic about our opportunity to grow and premiumize at-home beverages across both our hot and cold platforms,” said President and CEO, Brian Kelley.

First Quarter Fiscal 2015 Financial Review

($ in millions except earnings per share)	Thirteen weeks ended
	December 27, 2014	December 28, 2013	% Change
Net sales	$1,386.4	$1,386.7	0%
Operating income:
GAAP	$215.9	$226.6	(5)%
Non-GAAP	$229.7	$238.2	(4)%
Net income attributable to Keurig:
GAAP	$134.6	$138.2	(3)%
Non-GAAP	$143.9	$146.1	(2)%
Diluted income per share (EPS):
GAAP	$0.82	$0.91	(10)%
Non-GAAP	$0.88	$0.96	(8)%

Cash dividends declared per common share	$0.2875	$0.25	15%

Note: See complete GAAP to Non-GAAP Reconciliation tables attached to this release.

Net Sales by Product

Net sales of $1.4 billion were in-line with the prior year quarter primarily driven by lower brewer and accessory sales partially offset by growth in portion packs. Net sales growth in the quarter was negatively impacted by approximately 3 percentage points due to certain retailer customers ordering portion packs more aggressively in the fourth quarter of fiscal year 2014 ahead of our SAP implementation and approximately 1 percentage point from foreign currency exchange rates. Excluding the impact of foreign currency exchange rates and SAP pre-ordering, total net sales grew approximately 4% and total Keurig beverage system sales grew approximately 5%.

Net sales for the U.S. segment increased 2% while sales of the Canada segment declined 12% on a reported basis and 6% excluding the impact of foreign currency exchange rates.

Total portion pack net sales increased 9% in the quarter while brewers and accessories net sales declined 18%. Total net sales growth was negatively impacted by a 17% decrease in other product net sales in the quarter.

Net Sales by Product	Net sales (in millions)
	Thirteen weeks ended
	December 27, 2014	December 28, 2013	$ Increase (Decrease)	% Increase (Decrease)
Portion packs	$ 1,012.3	$ 931.4	$ 80.9	9%
Brewers and accessories	307.6	375.1	(67.5)	(18)%
Subtotal	1,319.9	1,306.5	13.4	1%
Other products	66.5	80.2	(13.7)	(17)%
Total net sales	$ 1,386.4	$ 1,386.7	$ (0.3)	0%

Portion Packs

  The 9% increase in portion pack net sales compared to the prior year period was due to a 13% increase in equivalent servings2 volume and a 2 percentage point increase due to net price realization partially offset by a 6 percentage point decrease due to product mix and a roughly 1 percentage point negative impact from foreign currency exchange rates.

Brewers and Accessories

  For the quarter, 4.5 million Keurig® system brewers were sold including 4.3 million sold by Keurig and 0.2 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  The 18% decline in Keurig’s brewer and accessory net sales compared to the prior year period was due to a 12% decline in brewer sales volume, driven largely by weaker sales of MINI Plus brewers. Brewer net price realization declined by 8 percentage points and foreign currency exchange rates negatively impacted net sales by roughly 1 percentage point. This was partially offset by 3 percentage points of positive brewer mix.
  Additionally, accessory net sales declined 15% compared to the prior year period.

Other Products

  Sales of other products declined $14 million, or 17%, during the quarter from the prior year period primarily due to the continuing demand shift from traditional coffee package formats to portion packs.
  For the quarter, gross margin was even with prior year at 33.5% of net sales. The following table quantifies the changes in gross margin period to period:

Change from Q1 2014 to Q1 2015
Shift in sales mix between portion packs, brewers and accessories and other products	+340 bps
Mix associated with brewers	-270 bps
Net price realization associated with brewers	-130 bps
Mix associated with portion packs	-120 bps
Net price realization associated with portion packs	+90 bps
Supply chain productivity	+80 bps
Other items	+10 bps

  GAAP SG&A increased 5%, representing 17.9% of net sales for the quarter as compared to 17.1% in the prior year period. Non-GAAP SG&A increased 4% representing 16.9% of sales for the quarter as compared to 16.3% in the prior period. The increase in SG&A was driven by higher research and development expenses including significant investments in the forthcoming Keurig cold system.
  GAAP operating income declined 5%, representing 15.6% of net sales for the quarter, down 70 basis points from 16.3% in the prior year period.
  Non-GAAP operating income declined 4%, representing 16.6% of net sales in the quarter, down 60 basis points from 17.2% in the prior year period.
  The Company’s effective income tax rate was 35.7% for the quarter as compared to 36.6% in the prior year period.
  Diluted weighted average shares outstanding for the first quarter were 164 million, up 8% from 152 million in the prior year period as a result of 16.7 million shares and 1.4 million shares issued in connection with the Coca-Cola and Lavazza equity transactions3, respectively. Such transaction-related dilution was offset, in part, by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) agreement.
  GAAP diluted EPS declined 10% from the prior year period to $0.82.
  Non-GAAP diluted EPS declined 8% from the prior year period to $0.88. Non-GAAP EPS excluding the dilution from the Coca-Cola and Lavazza Equity Transactions and foreign exchange was even with the prior year period.

Balance Sheet & Cash Flow Highlights

Frances G. Rathke, Chief Financial Officer stated, “We ended the first quarter with net cash and other cash assets of over $600 million, and combined with a strong and flexible balance sheet, we remain well positioned to invest in innovation and organic growth while continuing to return meaningful cash to shareholders. This includes our dividend, which was raised by 15% last quarter and a share repurchase authorization which stands at $1.1 billion at the end of the first quarter.”

Balance Sheet & Cash Flow Highlights ($ in millions)	December 27, 2014	December 28, 2013	% Change
Cash and cash equivalents, including restricted cash	$536.5	$349.8	53%
Accounts receivables, net	$643.0	$525.1	22%
Inventories	$780.8	$467.3	67%
Raw materials & supplies	$202.5	$148.6	36%
Coffee	$101.2	$68.7	47%
Packaging & other raw materials	$101.3	$79.9	27%
Finished goods	$578.3	$318.7	81%
Brewers & accessories	$360.9	$156.1	131%
Portion packs	$194.4	$140.4	38%
Other	$23.0	$22.2	4%

Debt outstanding and capital lease and financing obligations	$274.6	$259.8	6%

Thirteen weeks net cash provided by operating activities	$142.4	$272.7	(48)%
Thirteen weeks free cash flow (1)	$42.1	$211.9	(80)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Share Repurchases

During the first quarter, the Company repurchased a total of 586,000 shares at a cost of $81 million. From the inception of its Board authorized share repurchase program through the end of the Company’s first fiscal quarter of 2015, the Company has repurchased a total of 17.5 million shares at an average price of $67.94 for a total cost of $1,188 million. This was achieved through a combination of the previously announced ASR, open market purchases and 10(b)5-1 plans, including $490 million of ASR repurchases subject to final price adjustment.

Dividend Declaration

Keurig's Board of Directors has declared a regular quarterly cash dividend of $0.2875 per share of the Company's common stock. The quarterly cash dividend will be paid on April 30, 2015 to shareholders of record as of the close of business on March 31, 2015.

Business Outlook and Other Forward-Looking Information

“Looking ahead, as a result of certain factors that impacted the first quarter, we now expect revenue to grow mid- to high-single digits in fiscal year 2015,” said Kelley. “Our innovative technology and growing installed base continue to attract premier beverage brands and, with the signing of recent agreements, we have further extended our unrivalled network of partnerships. We are focused on what we believe is a significant opportunity to grow and premiumize at-home hot beverages and we are on track to launch our Keurig cold system in the fall.”

The Company updated its outlook for fiscal year 2015 and provided its outlook for the second quarter:

Fiscal Year 2015

  Net sales growth in the mid-single to high-single digits compared to fiscal year 2014
  An annual effective tax rate of approximately 34% to 35%
  Non-GAAP EPS growth of mid-single digits. This outlook:
    Includes an approximate $0.27 dilutive impact from the fiscal 2014 Coca-Cola and Lavazza Equity Transactions
    Includes an estimated $0.15 headwind from foreign currency exchange
    Excludes any additional actions the Company may take to offset dilution during fiscal year 2015
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation
  Free cash flow in the range of $225 million to $325 million
  Capital investment in the range of $425 million to $475 million

Second Quarter 2015

  Net sales growth in the mid-single digits over the second quarter of fiscal year 2014
  An effective tax rate of approximately 36% to 37%
  Non-GAAP EPS in a range of $1.00 to $1.05 which:
    Includes an approximate $0.08 dilutive impact of the fiscal 2014 Coca-Cola and Lavazza Equity Transactions
    Includes an estimated $0.07 headwind from foreign currency exchange
    Excludes any additional actions the Company may take to offset dilution during the quarter
    Excludes the amortization of identifiable intangibles related to the Company’s acquisitions and legal and accounting expenses related to the Company’s pending securities and stockholder derivative class action litigation and antitrust litigation

1 Certain items in this press release are designated as “Non-GAAP” and represent non-GAAP financial measures that exclude certain items. Please see the attached “GAAP to Non-GAAP Reconciliation” to find disclosure and reconciliation of non-GAAP financial measures, as well as a discussion in this release as to why the Company is presenting such non-GAAP measures.

2 Equivalent servings translates our multiple pack sizes, including K-Cup, K-Carafe and Bolt packs, into a common serving

3 The Company issued 16.7 million shares as part of the transaction with The Coca-Cola Company, which closed February 27, 2014 and another 1.4 million shares as part of the transaction with Luigi Lavazza S.p.A, which closed April 7, 2014 (the Coca-Cola and Lavazza Equity Transactions).

Conference Call and Webcast

Keurig will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, February 4, 2015. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 1811595 from 9:00 p.m. ET on February 4, 2015 through 9:00 p.m. ET on Monday, February 9, 2015.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the pending securities and stockholder derivative class action litigation and pending antitrust litigation against the Company; and non-cash acquisition-related items such as amortization of identifiable intangibles, each of which include adjustments to show the tax impact of excluding these items. In fiscal 2014 the Company’s non-GAAP operating results also exclude legal and accounting expenses related to the now concluded SEC inquiry. In each case these amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.

As a leader in specialty coffee, coffee makers, teas and other beverages, Keurig Green Mountain (Keurig) (NASDAQ: GMCR), is recognized for its award-winning beverages, innovative brewing technology, and socially responsible business practices. The Company has inspired consumer passion for its products by revolutionizing beverage preparation at home and in the workplace. Keurig supports local and global communities by investing in sustainably-grown coffee and by its active involvement in a variety of social and environmental projects. By helping consumers drink for themselves, we believe we can brew a better world. For more information visit: www.KeurigGreenMountain.com. To purchase Keurig® products visit: www.Keurig.com or www.Keurig.ca.

Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, the expected productivity and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, projections for future capital expenditures, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending shareholder litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors" and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2014 Annual Report filed on Form 10-K, elsewhere in this report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

KGM-G, KGM-US, KGM-CA

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Balance Sheets (Dollars in thousands, except per share data)

	December 27, 2014	September 27, 2014
Assets
Current assets:
Cash and cash equivalents	$506,359	$761,214
Restricted cash and cash equivalents	30,177	378
Short-term investment	100,000	100,000
Receivables, less uncollectible accounts and return allowances of $76,265 and $66,120 at December 27, 2014 and September 27, 2014, respectively	643,029	621,451
Inventories	780,794	835,167
Income taxes receivable	42,780	—
Other current assets	75,290	69,272
Deferred income taxes, net	52,388	58,038
Total current assets	2,230,817	2,445,520

Fixed assets, net	1,222,569	1,171,425
Intangibles, net	344,856	365,444
Goodwill	957,771	755,895
Deferred income taxes, net	129	131
Other long-term assets	19,723	58,892

Total assets	$4,775,865	$4,797,307

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$20,624	$19,077
Current portion of capital lease and financing obligations	2,916	2,226
Accounts payable	396,667	411,107
Accrued expenses	326,337	305,677
Income tax payable	—	53,586
Dividend payable	46,594	40,580
Deferred income taxes, net	362	340
Other current liabilities	11,938	10,395
Total current liabilities	805,438	842,988

Long-term debt, less current portion	134,637	140,937
Capital lease and financing obligations, less current portion	116,440	116,240
Deferred income taxes, net	193,312	202,936
Other long-term liabilities	52,828	23,085

Commitments and contingencies

Redeemable noncontrolling interests	11,666	12,440

Stockholders’ equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 162,066,179 and 162,318,246 shares at December 27, 2014 and September 27, 2014, respectively	16,207	16,232
Additional paid-in capital	1,753,913	1,808,881
Retained earnings	1,775,832	1,687,619
Accumulated other comprehensive loss	(84,408)	(54,051)
Total stockholders’ equity	3,461,544	3,458,681

Total liabilities and stockholders’ equity	$4,775,865	$4,797,307

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Statements of Operations (Dollars in thousands except per share data)

	Thirteen weeks ended
	December 27, 2014	December 28, 2013
Net sales	$1,386,358	$1,386,670
Cost of sales	922,236	922,623
Gross profit	464,122	464,047

Selling and operating expenses	176,522	168,215
General and administrative expenses	71,673	69,206
Operating income	215,927	226,626

Other income, net	181	429
Gain on financial instruments, net	3,345	4,561
Loss on foreign currency, net	(9,071)	(10,550)
Interest expense	(1,087)	(2,620)
Income before income taxes	209,295	218,446

Income tax expense	(74,616)	(79,971)
Net income	134,679	138,475

Net income attributable to noncontrolling interests	100	248

Net income attributable to Keurig	$134,579	$138,227

Net income attributable to Keurig per common share:
Basic	$0.83	$0.93
Diluted	$0.82	$0.91

Cash dividends declared per common share	$0.2875	$0.25

Weighted-average common shares outstanding:
Basic	162,181,332	149,162,600
Diluted	164,075,038	151,581,897

KEURIG GREEN MOUNTAIN, INC. Unaudited Consolidated Statements of Cash Flows (Dollars in thousands)

	Thirteen	Thirteen
	weeks ended	weeks ended
	December 27, 2014	December 28, 2013
Cash flows from operating activities:
Net income	$134,679	$138,475
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	51,049	47,996
Amortization of intangibles	10,110	11,152
Amortization of deferred financing fees	1,413	1,413
Unrealized loss on foreign currency, net	8,981	11,932
Loss (gain) on disposal of fixed assets	217	(983)
Provision for doubtful accounts	2,479	862
Provision for sales returns	42,856	38,237
Gain on derivatives, net	(3,462)	(6,830)
Excess tax benefits from equity-based compensation plans	(12,324)	(4,509)
Deferred income taxes	3	(33)
Deferred compensation and stock compensation	10,407	7,087
Other	617	(225)
Changes in assets and liabilities:
Receivables	(69,245)	(99,310)
Inventories	51,001	205,602
Income tax receivable/payable, net	(84,205)	1,185
Other current assets	(3,654)	(3,443)
Other long-term assets, net	1,297	(86)
Accounts payable and accrued expenses	(3,912)	(71,430)
Other current liabilities	(24,498)	(5,094)
Other long-term liabilities	28,599	678
Net cash provided by operating activities	142,408	272,676

Cash flows from investing activities:
Change in restricted cash	(158)	(537)
Acquisition, net of cash acquired	(180,698)	—
Capital expenditures for fixed assets	(100,303)	(60,822)
Other investing activities	(1,273)	770
Net cash used in investing activities	(282,432)	(60,589)

Cash flows from financing activities:
Proceeds from issuance of common stock under compensation plans	3,170	1,683
Repurchase of common stock	(80,898)	(122,464)
Excess tax benefits from equity-based compensation plans	12,324	4,509
Payments on capital lease and financing obligations	(853)	(462)
Repayment of long-term debt	(4,690)	(3,154)
Dividends paid	(40,580)	—
Other financing activities	(140)	26
Net cash used in financing activities	(111,667)	(119,862)

Effect of exchange rate changes on cash and cash equivalents	(3,164)	(3,652)

Net (decrease) increase in cash and cash equivalents	(254,855)	88,573
Cash and cash equivalents at beginning of period	761,214	260,092
Cash and cash equivalents at end of period	$506,359	$348,665

Supplemental disclosures of cash flow information:
Fixed asset purchases included in accounts payable and not disbursed at the end of each period	$68,292	$21,112
Dividends declared not paid at the end of each period	$46,594	$37,188
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$375	$12,148

KEURIG GREEN MOUNTAIN, INC. GAAP to Non-GAAP Reconciliation (Dollars in thousands, except per share data)

	Thirteen weeks ended
	December 27, 2014	December 28, 2013
Selling and operating expenses	$176,522	$168,215
General and administrative expenses	71,673	69,206
Total SG&A	$248,195	$237,421
Expenses related to SEC inquiry (1)	(1,394)	(372)
Amortization of identifiable intangibles (2)	(10,110)	(11,152)
Expenses related to antitrust litigation (3)	(2,301)	—
Non-GAAP SG&A	$234,390	$225,897

	Thirteen weeks ended
	December 27, 2014	December 28, 2013
Operating income	$215,927	$226,626
Expenses related to SEC inquiry (1)	1,394	372
Amortization of identifiable intangibles (2)	10,110	11,152
Expenses related to antitrust litigation (3)	2,301	—
Non-GAAP operating income	$229,732	$238,150

	Thirteen weeks ended
	December 27, 2014	December 28, 2013
Net income attributable to Keurig	$134,579	$138,227
After tax:
Expenses related to SEC inquiry (1)	896	236
Amortization of identifiable intangibles (2)	6,908	7,642
Expenses related to antitrust litigation (3)	1,480	—
Non-GAAP net income attributable to Keurig	$143,863	$146,105

	Thirteen weeks ended
	December 27, 2014	December 28, 2013
Diluted income per share (EPS)	$0.82	$0.91
After tax:
Expenses related to SEC inquiry (1)	0.01	0.00
Amortization of identifiable intangibles (2)	0.04	0.05
Expenses related to antitrust litigation (3)	0.01	—
Non-GAAP EPS	$0.88	$0.96

(1)	Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.
(2)	Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.
(3)	Represents legal expenses related to antitrust litigation classified as general and administrative expense.

CONTACT:
Keurig Green Mountain
For Media:
Suzanne DuLong, 781-418-8075
pr@keurig.com
or
For Investors:
Kristi Bonner, 646-762-8095
Investor.Services@keurig.com